Exhibit 99.1

Morton’s Restaurant Group, Inc.

Completes Redemption Of All Outstanding Shares Of

Series A Convertible Preferred Stock

CHICAGO—(BUSINESS WIRE)—January 23, 2012—Morton’s Restaurant Group, Inc. (NYSE: MRT) (the “Company”) announced today that it completed the redemption of all of its issued and outstanding shares of Series A Convertible Preferred Stock (the “Preferred Stock”). The redemption price was $5.00 per share of Preferred Stock. On January 20, 2012, the Company deposited $6,000,000 with the redemption agent, American Stock Transfer and Trust Company, LLC, for the redemption of the 1,200,000 shares of Preferred Stock outstanding on the January 23, 2012 redemption date, and such funds have been made available to the holders of the Preferred Stock. From the redemption date forward, holders of the Preferred Stock will have no rights as holders of such shares other than the right to receive the $5.00 per share redemption price.

Holders of Preferred Stock whose shares are held through a broker (in “street name”), should contact their broker for information about receiving payment for their shares of Preferred Stock.

About the Company

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of January 23, 2012, the Company owned and operated 77 Morton’s steakhouses located in 64 cities across 26 states, Puerto Rico and six international locations (Hong Kong, Macau, Shanghai, Mexico City, Singapore and Toronto), as well as Trevi, our Italian restaurant, which is located next to the ‘Fountain of the Gods’ at The Forum Shops at Caesars Palace in Las Vegas, NV. Please visit the Morton’s website at www.mortons.com.

CONTACT:

Ronald M. DiNella

Senior Vice President, Chief Financial Officer and Treasurer

Morton’s Restaurant Group, Inc.

(312) 923-0030